Exhibit 99.4

AMERICREDIT EXPANDS AND EXTENDS WAREHOUSE CREDIT FACILITY

FORT WORTH, TEXAS March 1, 2010 – AMERICREDIT CORP. (NYSE: ACF) today announced the expansion and extension of its warehouse credit facility. The borrowing capacity available under the facility increased to $1.3 billion from $1.0 billion and includes commitments from eight lenders. The revolving period of this facility matures in February 2011. The Company uses warehouse credit facilities for short-term financing of its receivables until it permanently finances the receivables in securitization transactions.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has approximately 900,000 customers and $9 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Caitlin DeYoung

817-302-7394